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                                                                     EXHIBIT 8.2

           [LIDDELL, SAPP, ZIVLEY, HILL & LABOON, L.L.P. LETTERHEAD]




                                March ___, 1998

Wilson Industries, Inc.
1301 Conti
Houston, Texas   77002

Ladies and Gentlemen:

         We have acted as counsel to Wilson Industries, Inc., a Texas corporation ("Wilson Industries"), in connection with (i) the planned merger (the "Merger ") into Wilson Industries of SII Acquisition Corp., a Texas corporation ("Merger Sub") and a wholly-owned subsidiary of Smith International, Inc., a Delaware corporation ("Smith International"), pursuant to a Merger Agreement, dated as of January 19, 1998, by and among Smith International, Merger Sub and Wilson Industries (the "Merger Agreement"), pursuant to which the shareholders of Wilson Industries will receive solely voting common stock of Smith International in exchange for their stock in Wilson Industries, and (ii) the Registration Statement on Form S-4 of Smith International, to which this opinion letter is filed as an exhibit (the "Registration Statement"). All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

         For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus included in the Registration Statement (the "Proxy Statement/Prospectus") and
(iii) such other documents, records and instruments as we have deemed necessary or appropriate in order to enable us to render our opinion. Our opinion is based and conditioned upon certain statements and representations made by Smith International, Merger Sub and Wilson Industries in connection with the Merger, which we have neither investigated or verified. We have assumed that all such statements and representations are true, correct, complete and not breached, and that no actions that are or would be inconsistent with such statements and representations have been or will be taken. We have also assumed that all representations made "to the knowledge of" any person or entity will be true, correct and complete as if made without such qualification.

         In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof), (ii) the Merger will qualify as a merger under the
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Wilson Industries, Inc.
March __, 1998
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applicable laws of the State of Texas and (iii) the Merger Agreement and all of
the documents and instruments referred to therein are valid and binding in accordance with their terms. Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions could adversely affect our opinion.

         Our opinion is based upon existing provisions of the Code, Treasury Regulations promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service ("IRS") and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change.

         Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion that the statements contained in numbered paragraphs (a) through (e) of the section of the Proxy Statement/Prospectus entitled "THE MERGER -- Certain Federal Income Tax Consequences", insofar as such statements constitute legal conclusions or summaries of legal matters, are accurate.

         Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the Effective Time of the Merger in federal income tax law or administrative practice that may affect our opinion.

         This opinion is for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "THE MERGER -- Certain Federal Income Tax Consequences" and "CERTAIN TERMS OF THE MERGER -- Conditions to the Merger -- Additional Conditions to the Obligations of Wilson -- Tax Opinion" in the Registration Statement and the Proxy Statement/Prospectus which is a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                        Very truly yours,